Exhibit 99.2

Input/Output, Inc. January 5, 2005 Conference Call

Prepared Remarks of

Robert P. Peebler, President and Chief Executive Officer

DRG&E:

Thank you operator. Good morning and welcome to the  Input/Output Conference Call. We appreciate your joining us today. Your hosts today are Bob Peebler, President and Chief Executive Officer, and Mike Kirksey, Executive Vice President and Chief Financial Officer. Before I turn the call over to management, I have a few items to go over. If you would like to be on an email distribution or fax list to receive future news releases or experience a technical problem and didn’t receive yours yesterday, please call DRG&E and provide us with that information. That number is 713-529-6600. If you would like to listen to a replay of today’s call, it is available via webcast by going to the Investor Relations section of the Company’s website at www.i-o.com or via a recorded instant replay until January 12, 2005. To use the replay feature, call area code 303-590-3000 and use the fax code 11020526.

Information reported on this call speaks only as of today, January 5, 2005, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay. Management is going to discuss today certain topics that will contain forward-looking information that are based on management beliefs as well as assumptions made by and any  information currently available to management. Forward-looking information includes statements regarding expected revenues, and earnings per share for the fourth quarter and full years 2004 and 2005. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Furthermore, as we start this call, please refer to the statement regarding forward-looking statements incorporated in our press release issued yesterday and please note that the contents of our conference call this morning are covered by these statements. Risks that the Company faces are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s report on Form 10-K for the year ended December 31, 2003.

I would like to turn the call over now to Bob Peebler.

Bob Peebler:

This is not the way we had planned to start the new year, and I personally want to express my  disappointment for what has happened compared to our expectations for Q4, particularly following the problems we had in Q3.  Over the balance of the conference call we will cover the following:

1.               A brief overview of very preliminary Q4 results.

2.               Why we were confident in the guidance that we presented at the start of the quarter, what went wrong, and what we are doing about it.

3.               Our view of the markets for our products and services for 2005.

4.               A first look at 2005.

Before getting started I would like to remind everyone that we have chosen to alert the market of our Q4 situation as early as practical, but this early approach raises the issue of not having detailed financials.  We will be finalizing our numbers and closing our books for 2004 over the next few weeks, and we will not be in the position to present full financials until our regularly scheduled conference in early February.  We are not prepared at this time to go much beyond the base information provided in our press release related to our numbers which I will reiterate at this time.

Starting with GXT, we fell well short of our internal forecast, including our last internal flash report in mid-December.  The primary problem involved our inability to close two large data library sales representing about $10 million in revenues and approximately $7 million in margin dollars.  The first data library sale that did not close involved a high margin GulfSpan license for a large U.S. independent that was put on hold at the last minute right before Christmas due to an acquisition  of another U.S. based oil company.  We were informed that all discretionary spending was put on hold until they sort out the priorities of the merged companies, including their exploration targets and the tools they need to assess them.  Until senior management in the combined company reconciles a go-forward E&P plan, and requirements for seismic, we won’t know the ultimate fate of this library sale, but they are telling us there is a 50/50 chance it could still close in 2005.    The second library sale that did not close involved a large, multinational oil company that had assured us of its ability to finalize and execute the data license agreement by year end.  Unfortunately, the company could not deliver the contract as promised due to the unexpected absence of a senior executive’s signature required for an expenditure of this magnitude.  This deal, we are told, will be signed this month.

Our Image System Group (ISG) had a solid revenue quarter with their Sensor group ending with a record year.  We view Sensor’s business as a good “bell weather” for the land seismic business since their geophones hold a majority market share in traditional analog land acquisition and are deployed in most major petroleum provinces throughout the world.   It’s too early in our processes to provide earnings information on ISG.  The land Imaging Systems Group made good operational progress with System Four A/C and V/C.  It  appears that we have ironed out most of the operational issues associated with the System Four that we reported on last quarter, and the VC land system in China is performing on what we believe is the largest active channel job ever.  On the marine side, we had good sales involving our Digi-product line for towed streamer acquisition, but have continued to experience “shake out” problems with  our first VectorSeis Ocean redeployable seabed system.  We expect the shakeout  to continue into this quarter.  The good news about VectorSeis Ocean is that the data quality has been outstanding, the supermajor that commissioned the survey has moved the crew to another of its lease holdings in the Gulf, and when the system is working properly, the field crews do experience excellent productivity as promised.

Looking back, I would like to dig a bit deeper into our guidance and our analysis of our forecasting problems over the last two quarters, and how we plan to improve going forward.  I will speak mainly to GXT since that business group was the main source of our current earnings problem, but we are also making changes in our business development group within ISG to also sharpen their capabilities.

When we entered Q4, we had a significant pipeline at GXT related to data library sales.  The pipeline included what we thought was a sufficient quantity of high probability deals along with upside from a number of smaller, lower probability deals that we expected would close.  We also had some high value new multi-client projects that were planned to start in the quarter, and the promise of building some backlog in our processing center that had been somewhat depleted over the summer.  Early in the quarter, most of the new multi-client projects slipped out primarily due to operational delays, including challenges with permitting surveys internationally.  To our surprise, our Houston based processing business continued to soften. That being said, we still felt confident that we  had sufficient data library sales in our pipeline to cover these changes, but we did not like the imbalance as it put us more dependent on closing the library deals.

We view Q4 as an anomaly, and our goal is to have a much better mix in GXT businesses. While GXT has been a significant drag on our earnings in the last half of 2004, the good news is that we are entering 2005 with a good backlog of multi-client projects that should be launching early in the year and aggressive expansion plans for our processing business that reduces our concentration in the Gulf of Mexico. We expect GXT will make significant contributions to our profitability in 2005.

One other observation about Q4 is the lack of year end spending by oil companies that historically has accounted for some lower probability deals closing and last minute processing projects being launched.  Talking to customers, there appears to be three common themes related to this phenomenon:

One, the high commodity prices have created a shift in discretionary spending from seismic budgets to drilling dollars to accelerate near-term production.

Two, service prices are starting to reflect tighter markets and, in some cases, oil & gas company budgets have been depleted earlier than expected.  Therefore, there was little left over budget to “release” at year-end.

Third, a trend with the majors and large independents to stick to their original budgets and wait until 2005 to reload.  I believe this goes with the general trend to bring more fiscal discipline to the industry compared to past practices.

Frankly, in 2004 we expected to see more year end spending and anticipated that some of our lower probability deals would move into the likely range as we moved towards the end of the quarter. That historic trend typically provides additional coverage to our forecast and the fact that the trend did not hold true in Q4 eliminated some of the upside we had hoped for.

We are observing compelling evidence that oil companies are increasing their 2005 spending plans, and some of our upside deals should flow into the new year with new money available.

One other lesson from the past two quarters for GXT is the fact that as our deals have become larger and more complex, our business development and sales cycle must better comprehend more approval levels and a longer cycle time to close.  It also implies that we’ll need to be more vigilant and tighten our  alignment with the oil & gas companies earlier in their budgeting cycles at the beginning of each calendar year.  As we stated last quarter, we realize we have additional work to mature our business development approaches in both GXT and ISG and will be introducing improvements throughout this year.

Looking ahead, with our recent problems, it is easy to forget the progress we have made over the last year.  2004 was mainly about getting our strategic foundation pieces in place via the acquisition of Concept Systems and GXT, and to launch two new systems with System Four A/C and VectorSeis Ocean.  We also made good progress on the market education of the value of VectorSeis Full Wave, which I will speak to in more depth in our February call.  In the interim, you might pick up the January edition of Oil & Gas Investor to learn about how full-wave is impacting the seismic prospecting business in North America.  We have also learned we are managing a much more complex business with more moving parts, and the game plan for 2005 is to focus on operational excellence.  Clearly we have a ways to go.

In ISG we will be focusing like a laser beam to finalize the VSO system upgrades and refinements. On the land side, we will be aggressively pushing System Four A/C to compete aggressively in the analog market, and will continue to build market acceptance for Full Wave via oil company education programs and alliances.

At GXT, we will continue to build our next generation full wave processing to support our strategic goals, and obviously focus on getting our processing business back on track, including rolling out some newly released technologies.  We are entering 2005 with a good backlog of multi-client projects which should add to a more stable base of business, and assuming oil companies do increase their spending plans, we should also see  robust data library sales throughout the year.  One key goal is to lesson our dependency on data library sales via a better balanced portfolio and we are already making progress  down that path in 2005.

Looking forward, the nature of our business includes large lumpy sales and somewhat unpredictable spending patterns with the library business. This exists primarily because such sales are viewed as discretionary spending and oil companies often change their plans depending on how their short term business is going.  As our portfolios continue to grow across the  business groups and we get better at managing complex deals, we expect to get better at predicting our business results.  We also are in the early stages of market development for full-wave and the supporting technology systems, which makes forecasting longer term adoption and near term product sales somewhat challenging.

We have a long term view of the business, measuring ourselves against annual goals which we call strategic success factors.  For example, last year our corporate-level strategic success factors included acquiring GXT and Concept Systems, recapitalizing the company, and launching both

VectorSeis Ocean and System Four A/C.  We also included key financial metrics such as gross profit margin, since these are drivers of our long term success.  For 2005, we’ve introduced Full Wave diffusion as a success factor, meaning we will now measure ourselves against how many seismic acquisition jobs are using Full Wave technologies.  This will allow a good measure of oil company adoption and our marketing and sales efforts in this regard.

In summary, we want to look back a year from now to see if we have accomplished our strategic goals and have made solid progress in increasing our profits and profitability according to our internal models.

At this early stage in the year, we still have significant uncertainties to our financial projections, but we do believe we will make excellent progress, year over year, just as we did from 2003 to 2004.  Looking forward to 2005, we currently are predicting a range of 15-40 cents earnings per share for the full year.  We will update you as the year progresses during our scheduled quarterly calls if we believe the range has materially changed, up or down, or when or if we can narrow the range.

Finally, it’s easy to get discouraged when you are goal oriented and you miss your forecast numbers as we did over the last two quarters, but when we look at the progress we have made year over year in many aspects of our business, we can’t help from feeling we have made great strides.  As I  review our plans for 2005, I’m still very confident we are on a good path to create significant shareholder value, and expect to do so as the year unfolds.  We will manage the uncertainties of our business as best we can, and this should get better with organizational maturity. I look forward to our scheduled call in February where we will give much more detailed financial information on 2004 and our plans and progress towards our goals in 2005.

We will now open for questions.